Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Fourth Quarter and Full-Year 2014 Results

Fourth Quarter Non-Cash Goodwill and Asset Impairments Totaling $3.9 Billion
Cash From Operating Activities of $546 Million in Fourth Quarter and $2.1 Billion for Full Year
Dividend Reduced to Improve Capital Management Flexibility
Expense Management Plans Are Being Implemented to Address Current Market Challenges
#1 in Total Customer Satisfaction for Fifth Consecutive Year
Improved Full-Year Operational Performance
London, England, 25 February 2015 … Ensco plc (NYSE: ESV) today reported fourth quarter 2014 results that included:

•	$2.998 billion or $12.93 per share of non-cash goodwill impairments in continuing operations

•	$925 million or $3.77 per share of non-cash asset impairments

◦	$517 million or $2.21 per share in continuing operations

◦	$408 million or $1.56 per share in discontinued operations

•	Four rigs reclassified into discontinued operations: ENSCO DS-2, ENSCO 58, ENSCO 90 and ENSCO 93

•	$56 million or $0.24 per share of certain favorable discrete and other tax items in continuing operations
Excluding non-cash losses from goodwill and asset impairments as well as tax items noted above, fourth quarter earnings from continuing operations were $1.68 per share, compared to $1.70 per share in fourth quarter 2013.
The loss from continuing operations in fourth quarter 2014 was $13.22 per share, compared to earnings of $1.70 per share a year ago. The loss from discontinued operations in fourth quarter 2014 was $1.67 per share compared to a loss of $0.16 per share the prior year. The loss of $14.89 per diluted share in fourth quarter 2014 compared to earnings of $1.54 per diluted share in fourth quarter 2013.
To improve capital management flexibility in light of the market downturn, Ensco’s Board of Directors declared a $0.15 cash dividend per Class A ordinary share payable on 20 March 2015, a $0.60 reduction from the prior level. The ex-dividend date is expected to be 5 March 2015 with a record date of 9 March 2015.
To address the current downturn in the offshore drilling market, the Company is also taking several steps to reduce expenses.
Chief Executive Officer and President Carl Trowell said, “Given the severe downturn in the offshore drilling markets, we believe it is prudent to improve capital management flexibility and reduce expenses. First, we have decided to reduce our quarterly dividend to $0.15 per share. Second, we are decreasing our offshore employee base as we cold stack rigs. Third, we are reducing offshore discretionary compensation and onshore support costs. And fourth, we are actively negotiating with vendors and suppliers to lower costs, while maintaining or improving quality. We believe these actions are appropriate given deteriorating market conditions.”
During fourth quarter 2014, the Company classified three rigs — ENSCO DS-2, ENSCO 58 and ENSCO 90 — as held-for-sale with results presented as discontinued operations. All three rigs are in the process of being cold stacked to significantly reduce expenses until they are sold. In addition, four rigs in continuing operations have commenced cold stacking preparations since the start of 2015.
Mr. Trowell concluded, “In spite of challenging market conditions during 2014, we further improved rig uptime performance and had our best ever total recordable incident rate. During the year, we commenced operations for three new ENSCO 120 Series jackups — all of which had excellent operational results during the year. Combined, this exceptional performance led to Ensco earning top scores for total customer satisfaction in the annual EnergyPoint survey — the fifth consecutive year we have been honored with this distinction. Our employees achieved these results even as we confronted a downturn in the market.”

Fourth Quarter Results

Continuing Operations
Revenues grew 2% to $1.160 billion in fourth quarter 2014, up from $1.138 billion a year ago, mostly due to the addition of three ENSCO 120 Series jackups to the active fleet and a full quarter of operations for ENSCO DS-7 in fourth quarter 2014. These four newbuild rigs more than offset a decline in reported utilization. The average day rate for the fleet increased to $243,000 from $235,000 a year ago.
Reported utilization, which includes the impact of uncontracted rig days and planned downtime, declined to 86% from 90% in fourth quarter 2013. The decline was mostly due to year-over-year increases in uncontracted rig days.
Contract drilling expense increased to $514 million from $500 million a year ago. The previously reported sale of jackups operating offshore Mexico influenced the year-to-year comparisons. Excluding the net impact of this sale, contract drilling expense increased 2% to $510 million. Reductions in certain discretionary compensation and insurance costs partially offset the incremental expense associated with four newbuild rigs.
Depreciation expense was $139 million compared to $128 million in fourth quarter 2013. The $11 million increase was mostly due to adding four newbuild rigs, partially offset by an $8 million reduction in depreciation expense related to lower carrying values for floaters impaired during second quarter 2014. Asset impairments recorded for 12 rigs on 31 December 2014 will reduce depreciation expense beginning in first quarter 2015.
General and administrative expense declined 20% to $28 million year to year, primarily due to lower discretionary compensation.
Interest expense increased $17 million to $52 million in fourth quarter 2014, net of $20 million of interest that was capitalized, compared to $35 million, net of $21 million of interest that was capitalized, in fourth quarter 2013. A $1.25 billion debt raise in September 2014 drove the increase in net interest expense year to year.

Floaters Segment
Floater revenues declined 5% to $663 million in fourth quarter 2014 from $695 million a year ago as lower reported utilization and average day rates more than offset a full quarter of operations for ENSCO DS-7 and the return of ENSCO 5004 and ENSCO 5005 to the active fleet. The average day rate decreased 6% to $429,000 in fourth quarter 2014. Reported utilization declined to 81% from 82% a year ago. Adjusted for uncontracted rig days and planned downtime, operational utilization was 90% compared with 92% a year ago.

Floater contract drilling expense was $293 million in fourth quarter 2014, down 1% from $295 million in fourth quarter 2013, primarily due to lower discretionary compensation and insurance costs, partially offset by a full quarter of operations for ENSCO DS-7 and the return of ENSCO 5004 and ENSCO 5005 to the active fleet. Fourth quarter 2014 floater results included a $2.998 billion goodwill impairment and asset impairments totaling $281 million for two floaters.

Jackups Segment
Jackup revenues grew 6% to $454 million from $427 million a year ago, mostly due to the addition of three ENSCO 120 Series jackups to the active fleet. The average day rate increased $17,000 to $147,000 in fourth quarter 2014. Reported utilization was 88%, compared to 94% a year ago, primarily due to an increase in the number of uncontracted days year to year. Adjusted for uncontracted rig days and planned downtime, operational utilization in fourth quarter 2014 was 98% compared with 97% a year ago.

Contract drilling expense decreased 4% to $186 million, mostly due to lower discretionary compensation and a $7 million amortized gain on the previously reported sale of jackups operating offshore Mexico, partially offset by the addition of three ENSCO 120 Series jackups to the active fleet. Fourth quarter 2014 jackup results included asset impairments totaling $236 million for ten jackups.

Other Segment
Other is composed of managed drilling rig operations, including jackups operating offshore Mexico that were previously sold. As a result of this sale, Other segment revenues and contract drilling expense increased year to year as the operating results of these managed contracts are now included in the Other segment. Revenues increased to $42 million from $16 million in fourth quarter 2013. Contract drilling expense increased to $34 million from $12 million a year ago.

	Fourth Quarter

(in millions of $,	Floaters			Jackups			Other			Reconciling Items		Consolidated Total
except %)	2014	2013	Chg	2014	2013	Chg	2014	2013	Chg	2014	2013	2014	2013	Chg

Revenues	663.0	695.3	(5)%	454.5	426.8	6%	42.3	15.9	166%	—	—	1,159.8	1,138.0	2%
Operating expenses
Contract drilling	293.4	295.4	(1)%	186.3	193.3	(4)%	34.3	11.7	193%	—	—	514.0	500.4	3%
Loss on impairment	3,278.8	—	nm	236.4	—	nm	—	—	—	—	—	3,515.2	—	nm
Depreciation	91.2	88.2	3%	45.5	37.6	21%	—	—	—	2.7	1.7	139.4	127.5	9%
General and admin.	—	—	—	—	—	—	—	—	—	28.3	35.2	28.3	35.2	(20)%
Operating (loss) income	(3,000.4)	311.7	nm	(13.7)	195.9	nm	8.0	4.2	90%	(31.0)	(36.9)	(3,037.1)	474.9	nm
Discontinued Operations
Discontinued operations includes five floaters and two jackups held for sale, as well as rigs and other assets no longer on the Company’s balance sheet. The net loss from discontinued operations for fourth quarter 2014 was $388 million compared to a net loss of $37 million a year ago.

Excluding a non-cash asset impairment, the net loss from discontinued operations was $26 million in fourth quarter 2014 compared with a net loss of $37 million in fourth quarter 2013.

Financial Position - 31 December 2014

•	$9.7 billion of contracted revenue backlog excluding bonus opportunities

•	Total debt-to-capital ratio of 42%

•	$2.25 billion available revolving credit facility

•	$1.4 billion of cash and short-term investments

Ensco will conduct a conference call at 10:00 a.m. Central Time (4:00 p.m. London time) on Thursday, 26 February 2015 to discuss fourth quarter 2014 results. The call will be webcast live at www.enscoplc.com. Interested parties may listen to the call by dialing (866) 652-5200 from within the United States and +1 (412) 317-6060 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call fifteen minutes before the scheduled start time.

A replay of the conference call will be available by telephone one hour after the completion of the call through 26 March 2015 by dialing (877) 344-7529 or, if calling from outside the U.S. +1 (412) 317-0088 (conference ID 10057291). A webcast replay, MP3 download and transcript of the call will be available at www.enscoplc.com.

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 27 years, the company has focused on operating safely and going beyond customer expectations. Ensco is ranked first in total customer satisfaction in the latest independent survey by EnergyPoint Research - the fifth consecutive year that Ensco has earned this distinction. Operating one of the newest ultra-deepwater rig fleets and the largest premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements regarding expected financial performance and return of capital, effective tax rate, day rates and backlog; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; and general market, business and industry conditions, trends and outlook. Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation or suspension of drilling contracts as a result of mechanical difficulties, performance, customer finances, the decline or the perceived risk of a further decline in oil and/or natural gas prices, or other reasons; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; our ability to realize the expected benefits from our redomestication and actual contract commencement dates; cybersecurity risks and threats; and the occurrence or threat of epidemic or pandemic diseases or any governmental response to such occurrence or threat. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Investor & Media Contacts:	Sean O’Neill
Vice President - Investor Relations and Communications
713-430-4607

Nick Georgas
Manager - Investor Relations
713-430-4490

Thao Pham
Manager - Communications
713-430-4658

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2014	2013	2014	2013

OPERATING REVENUES	$1,159.8	$1,138.0	$4,564.5	$4,323.4

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	514.0	500.4	2,076.9	1,947.1
Loss on impairment	3,515.2	—	4,218.7	—
Depreciation	139.4	127.5	537.9	496.2
General and administrative	28.3	35.2	131.9	146.8
	4,196.9	663.1	6,965.4	2,590.1

OPERATING (LOSS) INCOME	(3,037.1)	474.9	(2,400.9)	1,733.3

OTHER INCOME (EXPENSE)
Interest income	2.8	4.3	13.0	16.6
Interest expense, net	(52.4)	(35.2)	(161.4)	(158.8)
Other, net	—	2.0	.5	42.1
	(49.6)	(28.9)	(147.9)	(100.1)

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(3,086.7)	446.0	(2,548.8)	1,633.2

PROVISION FOR INCOME TAXES	(26.2)	44.6	140.5	203.1

(LOSS) INCOME FROM CONTINUING OPERATIONS	(3,060.5)	401.4	(2,689.3)	1,430.1

LOSS FROM DISCONTINUED OPERATIONS, NET	$(388.0)	$(37.4)	$(1,199.2)	$(2.2)

NET (LOSS) INCOME	(3,448.5)	364.0	(3,888.5)	1,427.9

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(3.3)	(2.6)	(14.1)	(9.7)

NET (LOSS) INCOME ATTRIBUTABLE TO ENSCO	$(3,451.8)	$361.4	$(3,902.6)	$1,418.2

(LOSS) EARNINGS PER SHARE - BASIC
Continuing operations	$(13.22)	$1.71	$(11.70)	$6.09
Discontinued operations	(1.67)	(0.16)	(5.18)	(0.01)
	$(14.89)	$1.55	$(16.88)	$6.08

(LOSS) EARNINGS PER SHARE - DILUTED
Continuing operations	$(13.22)	$1.70	$(11.70)	$6.08
Discontinued operations	(1.67)	(0.16)	(5.18)	(0.01)
	$(14.89)	$1.54	$(16.88)	$6.07

NET (LOSS) INCOME ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$(3,453.8)	$357.5	$(3,910.5)	$1,403.1

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	231.9	231.2	231.6	230.9
Diluted	231.9	231.4	231.6	231.1

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	December 31, 2014	December 31, 2013

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$664.8	$165.6
Short-term investments	757.3	50.0
Accounts receivable, net	883.3	855.7
Other	629.4	463.9
Total current assets	2,934.8	1,535.2

PROPERTY AND EQUIPMENT, NET	12,534.8	14,311.0

GOODWILL	276.1	3,274.0

OTHER ASSETS, NET	314.2	352.7

	$16,059.9	$19,472.9

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$1,069.8	$999.8
Current maturities of long-term debt	34.8	47.5
Total current liabilities	1,104.6	1,047.3

LONG-TERM DEBT	5,885.6	4,718.9

DEFERRED INCOME TAXES	179.5	362.1

OTHER LIABILITIES	667.3	545.7

TOTAL EQUITY	8,222.9	12,798.9

	$16,059.9	$19,472.9

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Twelve Months Ended December 31,

	2014	2013

OPERATING ACTIVITIES
Net (loss) income	$(3,888.5)	$1,427.9
Adjustments to reconcile net (loss) income to net cash provided by operating activities of continuing operations:
Loss from discontinued operations, net	1,199.2	2.2
Loss on impairment	4,218.7	—
Depreciation expense	537.9	496.2
Deferred income tax (benefit) expense	(123.5)	10.1
Other	20.8	25.9
Changes in operating assets and liabilities	93.3	(151.1)
Net cash provided by operating activities of continuing operations	2,057.9	1,811.2

INVESTING ACTIVITIES
Additions to property and equipment	(1,568.8)	(1,763.5)
Purchases of short-term investments	(790.6)	(50.0)
Net proceeds from disposition of assets	169.2	6.0
Maturities of short-term investments	83.3	50.0
Net cash used in investing activities of continuing operations	(2,106.9)	(1,757.5)

FINANCING ACTIVITIES
Proceeds from issuance of senior notes	1,246.4	—
Cash dividends paid	(703.0)	(525.6)
Reduction of long-term borrowings	(60.1)	(47.5)
Debt financing costs	(13.4)	(4.6)
Proceeds from exercise of share options	2.6	22.3
Other	(29.8)	(21.7)
Net cash provided by (used in) financing activities	442.7	(577.1)

DISCONTINUED OPERATIONS
Operating activities	(3.8)	169.3
Investing activities	109.3	32.8
Net cash provided by discontinued operations	105.5	202.1

Effect of exchange rate changes on cash and cash equivalents	—	(.2)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	499.2	(321.5)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	165.6	487.1

CASH AND CASH EQUIVALENTS, END OF YEAR	$664.8	$165.6

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Fourth Quarter		Third Quarter
	2014	2013	2014

Rig Utilization(1)

Floaters	81%	82%	82%
Jackups	88%	94%	92%

Total	86%	90%	89%

Average Day Rates(2)

Floaters	$428,734	$457,994	$451,078
Jackups	147,052	129,590	139,997

Total	$242,781	$234,625	$239,233

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

The table below reconciles earnings per share amounts reported in our statement of operations for the quarter ended December 31, 2014 to adjusted earnings per share amounts referenced in this earnings release. Adjusted earnings per share amounts exclude impairment charges and certain favorable discrete and other tax items as shown below.

DILUTED EARNINGS PER SHARE RECONCILIATION:	Three Months Ended December 31, 2014
(Loss) earnings per share from continuing operations	As reported	Loss on impairment		Discrete and other tax items	Adjusted

Net (loss) income from continuing operations attributable to Ensco(1)	$(3,063.8)	$3,515.2		$(56.0)	$395.4
Net income allocated to non-vested share awards(2)	(2.0)	(3.1)		.7	(4.4)
Net (loss) income from continuing operations attributable to Ensco shares	$(3,065.8)	$3,512.1		$(55.3)	$391.0

(Loss) earnings per share from continuing operations	$(13.22)	$15.14		$(0.24)	$1.68

(Loss) earnings per share from discontinued operations

Net (loss) income from discontinued operations attributable to Ensco	$(388.0)	$362.0	(3)	$—	$(26.0)
Net loss allocated to non-vested share awards(2)	—	.3		—	.3
Net (loss) income from discontinued operations attributable to Ensco shares	$(388.0)	$362.3	(3)	$—	$(25.7)

(Loss) earnings per share from discontinued operations	$(1.67)	$1.56		$—	$(0.11)

(Loss) earnings per share

Net (loss) income attributable to Ensco	$(3,451.8)	$3,877.2		$(56.0)	$369.4
Net income allocated to non-vested share awards(2)	(2.0)	(2.8)		.7	(4.1)
Net (loss) income attributable to Ensco shares	$(3,453.8)	$3,874.4		$(55.3)	$365.3

(Loss) earnings per share	$(14.89)	$16.70		$(0.24)	$1.57

(1)	Net loss (income) from continuing operations attributable to Ensco excludes income attributable to non-controlling interest of $3.3 million.

(2)	Represents income allocable to non-vested share awards, which are considered participating securities under the two-class method under U.S. GAAP.

(3)	Loss on impairment from discontinued operations is net of tax benefits of $45.9 million.